FREDERICK COUNTY
BANCORP, INC.

PRESS RELEASE

Frederick County Bancorp, Inc. Reports Results for the Fourth Quarter 2009

January 27, 2010, Frederick, MD — Frederick County Bancorp, Inc. (the “Company”) (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended December 31, 2009, the Company recorded net income of $505,000, and diluted earnings per share of $0.34, as compared to net income of $154,000, and diluted earnings per share of $0.10 recorded for the fourth quarter of 2008.  Earnings for the fourth quarter of 2009 were impacted by a provision for loan losses of $300,000 and securities gains in the amount of $118,000, while earnings for the fourth quarter of 2008 reflected a provision for loan losses of $475,000.

The Company earned $1.05 million, with diluted earnings per share of $0.71 for the full year of 2009 as compared to $1.04 million in earnings and diluted earnings per share of $0.69 for the same period in 2008. Full year 2009 earnings included a provision for loan losses of $1.18 million and securities gains in the amount of $235,000, as compared to earnings for 2008, which included a provision for loan losses of $935,000. The increased provision for loan losses for the twelve month period reflects management's recognition that the continued economic weakness during 2009 would necessitate a higher level of reserves.  The Company has seen a slight decrease in its ratio of nonperforming assets to total assets, 0.56% at December 31, 2009 as compared to 0.61% at December 31, 2008, and a modest increase in its ratio of net charge-offs to average loans which is 0.56% for 2009.

The Company also reported that, as of December 31, 2009, assets stood at $258.6 million, with deposits of $219.3 million and gross loans of $214.9 million, representing increases of 1.6%, 1.1% and 1.5% respectively, compared to the full year of 2008.  The Company’s relatively flat asset, deposit and loan growth reflects management’s determination to limit balance sheet growth, thereby strengthening its capital and liquidity positions during this period of continued economic weakness.

President and CEO Martin S. Lapera said, “Frederick County Bank is currently well capitalized.  In fact, our capital ratios significantly exceed the regulatory requirements for well capitalized banks, with our ratios of 13.06% and 11.81% for Total Risk-Based Capital and Tier 1 Capital, respectively, compared to the regulatory minimums of 10.00% and 6.00%.  Our liquidity position remains strong, with $10.7 million in federal funds sold and other overnight investments, which equates to 4.1% of assets.”

Frederick County Bank commenced operations in 2001 and has posted positive quarterly earnings continuously since 2002, its second year in operation.  The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland.  Frederick County Bank maintains a solid Four Star Rating from Bankrate.com as of September 30, 2009 and the top Five Star Rating from Bauer Financial, Inc., as of September 30, 2009.

	Dec. 31,	Dec. 31,
	2009	2008
(dollars in thousands)	(unaudited)	(audited)
Total assets	$258,559	$254,562
Cash and due from banks	1,447	808
Federal funds sold and other overnight investments	10,667	15,247
Investment securities - available for sale	24,077	20,040
Restricted stock	1,566	1,599
Loans, net	211,816	208,720
Deposits	219,312	216,883
Short-term borrowings	500	-
Long-term borrowings	10,000	10,000
Junior subordinated debentures	6,186	6,186
Shareholders' equity	21,750	20,612

SELECTED FINANCIAL DATA
	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
(dollars in thousands, except per share data)	(unaudited)	(audited)	(unaudited)	(audited)
SUMMARY OF OPERATING RESULTS:
Interest income	$3,561	$3,725	$14,001	$15,480
Interest expense	1,121	1,633	5,274	7,116
Net interest income	2,440	2,092	8,727	8,364
Provision for loan losses	300	475	1,175	935
Net interest income after provision for loan losses	2,140	1,617	7,552	7,429
Securities gains	118	-	235	26
Gain (loss) on sale of foreclosed properties	-	-	(37)	15
Noninterest income (excluding gains (losses))	155	143	577	535
Noninterest expense	1,638	1,546	6,791	6,526
Income before provision for income taxes	775	214	1,536	1,479
Provision for income taxes	270	60	488	441
Net income	505	154	1,048	1,038

PER COMMON SHARE DATA:
Basic earnings per share	$0.35	$0.11	$0.72	$0.71
Diluted earnings per share	$0.34	$0.10	$0.71	$0.69
Basic weighted average number of shares outstanding	1,461,802	1,460,802	1,461,802	1,460,670
Diluted weighted average number of shares outstanding	1,472,463	1,491,816	1,475,791	1,503,372
Common shares outstanding	1,461,802	1,460,802	1,461,802	1,460,802
Book value per share	$14.88	$14.11	$14.88	$14.11

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.76%	0.24%	0.40%	0.40%
Return on average equity	9.24%	2.99%	4.92%	5.12%
Allowance for loan losses to total loans	1.45%	1.47%	1.45%	1.47%
Nonperforming assets to total assets	0.56%	0.61%	0.56%	0.61%
Ratio of net charge-offs to average loans	0.18%	0.30%	0.56%	0.21%
Average equity to average assets	8.26%	7.96%	8.19%	7.83%
Tier 1 capital to risk-weighted assets	11.81%	11.59%	11.81%	11.59%
Total capital to risk-weighted assets	13.06%	12.84%	13.06%	12.84%

Weighted average yield/rate on:
Loans	6.26%	6.43%	6.26%	6.64%
Interest-earning assets	5.56%	5.92%	5.59%	6.28%
Interest-bearing liabilities	2.19%	3.21%	2.61%	3.50%
Net interest spread	3.37%	2.71%	2.97%	2.78%
Net interest margin	3.84%	3.35%	3.51%	3.44%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws.  Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology.  Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally.  Forward-looking statements speak only as of the date they are made.  The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made.  For further information, please refer to the Company’s reports filed with the U.S. Securities and Exchange Commission.

CONTACT:  William R. Talley, Jr., Executive Vice President and Chief Financial Officer, Frederick County Bancorp, Inc., +1-240-529-1507

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